                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             The Coca-Cola Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          (THE COCA-COLA COMPANY LOGO)

                                ATLANTA, GEORGIA

DOUGLAS N. DAFT
CHAIRMAN OF THE BOARD
         AND
CHIEF EXECUTIVE OFFICER

                                                                   March 3, 2000

Dear Share Owner:

     We cordially invite you to our Annual Meeting of Share Owners. The meeting will be held on Wednesday, April 19, 2000, at 9:00 a.m., local time, at the Playhouse Theatre in Wilmington, Delaware.

     At this year's meeting, you will vote on the election of six Directors, ratification of Ernst & Young LLP's appointment as independent auditors, and three proposals of share owners.

     We also have attached a notice of meeting and a proxy statement that contains more information about these items and the meeting, including:

          - how to obtain an admission card, if you plan to attend the meeting, and

          - different methods you can use to vote, including telephone and Internet.

     If you plan to attend, please mark the appropriate box on your proxy card to help us plan for the meeting.

     Your vote is important. We encourage you to sign and return your proxy card, or use telephone or Internet voting, before the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

                                          /s/ Douglas N. Daft

                                              DOUGLAS N. DAFT

                          (THE COCA-COLA COMPANY LOGO)
                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

     The Annual Meeting of Share Owners of The Coca-Cola Company (the "Company") will be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on Wednesday, April 19, 2000, at 9:00 a.m., local time. The purposes of the meeting are:

          1. To elect five Directors to serve until the 2003 Annual Meeting of Share Owners and one Director to serve until the 2002 Annual Meeting of Share Owners,

          2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2000 fiscal year,

          3. To vote on three proposals submitted by share owners, and

          4. To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

     The Board of Directors set February 21, 2000, as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to

          - receive this notice of the meeting, and

          - vote at the meeting and any adjournments or postponements of the meeting.

     We will make available a list of share owners as of the close of business on February 21, 2000, for inspection during normal business hours from April 8 through April 18, 2000, at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware. This list also will be available at the meeting.

                                          By Order of the Board of Directors

                                          SUSAN E. SHAW
                                          Secretary

Atlanta, Georgia
March 3, 2000

WE URGE EACH SHARE OWNER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE SHARES IN PERSON.

                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                             ATLANTA, GEORGIA 30313

                                                                   March 3, 2000

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 19, 2000

     Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2000 Annual Meeting of Share Owners of The Coca-Cola Company (the "Company"). The meeting will be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 19, 2000, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

     The mailing address of our principal executive offices is One Coca-Cola Plaza, Atlanta, Georgia 30313. We are first sending the proxy materials to share owners on March 3, 2000.

     All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

     Only owners of record of shares of Common Stock at the close of business on February 21, 2000, are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On February 21, 2000, there were 2,472,450,605 shares of Common Stock issued and outstanding.

                          QUESTIONS AND ANSWERS ABOUT
                             THE MEETING AND VOTING

1. WHAT IS A PROXY?

     It is your legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. As is our usual practice, three of our outside Directors have been designated as proxies for the 2000 Annual Meeting of Share Owners. These three Directors are Susan B. King, James D. Robinson III and Peter V. Ueberroth.

2. WHAT IS A PROXY STATEMENT?

     It is a document the SEC regulations require us to give you when we ask you to sign a proxy card designating Susan B. King, James D. Robinson III and Peter
V. Ueberroth each as proxies to vote on your behalf.

3. WHAT IS THE DIFFERENCE BETWEEN A SHARE OWNER OF RECORD AND A SHARE OWNER WHO HOLDS STOCK IN STREET NAME?

     - If your shares are registered in your name, you are a share owner of record.

     - If your shares are in the name of your broker or bank, your shares are held in street name.

4. HOW DO YOU GET AN ADMISSION CARD TO ATTEND THE MEETING?

     If you are a share owner of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting.

     If you own shares in street name, you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy.

5. WHAT DIFFERENT METHODS CAN YOU USE TO VOTE?

     (a) In Writing: All share owners can vote by written proxy card.

     (b) By Telephone and Internet: All share owners of record also can vote their proxies by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or by the Internet using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate share owners' identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

     (c) In Person: All share owners may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 4).

6. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

     The record date for the 2000 Annual Meeting of Share Owners is February 21, 2000. The record date is established by the Board of Directors as required by Delaware law. Owners of Common Stock at the close of business on the record date are entitled

     (a) to receive notice of the meeting, and

     (b) to vote at the meeting and any adjournments or postponements of the meeting.

7. HOW CAN YOU REVOKE A PROXY?

     A share owner can revoke a proxy by any one of the following three actions:

     (a) giving written notice to the Secretary of the Company,

     (b) delivering a later dated proxy, or

     (c) voting in person at the meeting.

8. ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

     We will continue our long-standing practice of holding the votes of all share owners in confidence from Directors, Officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

9. WHAT ARE YOUR VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

     In voting on the election of five Director nominees to serve until the 2003 Annual Meeting of Share Owners and one Director nominee to serve until the 2002 Annual Meeting of Share Owners, share owners may vote in one of the following ways:

     (a) in favor of all nominees,

     (b) withhold votes as to all nominees, or

     (c) withhold votes as to specific nominees.

Directors will be elected by a plurality.

The Board recommends a vote "FOR" each of the nominees.

10. WHAT ARE YOUR VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AND WHAT VOTE IS NEEDED TO RATIFY THEIR APPOINTMENT?

     In voting on the ratification of the appointment of Ernst & Young as independent auditors, share owners may vote in one of the following ways:

     (a) in favor of the ratification,

     (b) against the ratification, or

     (c) abstain from voting on the ratification.

     The proposal to ratify the appointment of Ernst & Young will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting. The Board recommends a vote "FOR" this proposal.

11. WHAT ARE THE VOTING CHOICES WHEN VOTING ON EACH SHARE-OWNER PROPOSAL, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE SHARE-OWNER PROPOSALS?

     A separate vote will be held on each of the three share-owner proposals. In voting on each of the proposals, share owners may vote in one of the following ways:

     (a) in favor of the proposal,

     (b) against the proposal, or

     (c) abstain from voting on the proposal.

     In order to be approved, each share-owner proposal would require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting. The Board recommends a vote "AGAINST" each of the three share-owner proposals.

12. WHAT IF A SHARE OWNER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

     Share owners should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, FOR the proposal to ratify the appointment of Ernst & Young, and AGAINST each share-owner proposal.

13. HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

     Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The share owners elect approximately one-third of the members of the Board of Directors annually. The Directors are divided into three classes. Each class serves for a period of three years, although occasionally a Director may be elected for a shorter term in order to keep the number of Directors in each class approximately equal. This has been the Company's practice since 1945.

     The terms of Ronald W. Allen, Donald F. McHenry, Sam Nunn, Paul F. Oreffice and James B. Williams will expire at the 2000 Annual Meeting. Messrs. Allen, McHenry, Nunn, Oreffice and Williams each has been nominated to stand for reelection at the meeting to hold office until our 2003 Annual Meeting and until his successor is elected and qualified.

     On December 15, 1999, the Board increased the number of Directors to 13 and elected Douglas N. Daft as a Director to serve until the 2000 Annual Meeting. The number of Directors was reduced to 12 effective with the retirement of M. Douglas Ivester as a Director, Chairman of the Board and Chief Executive Officer on February 17, 2000. Mr. Daft has been nominated to stand for reelection at the meeting to hold office until our 2002 Annual Meeting of Share Owners and until his successor is elected and qualified.

     We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable or unwilling for good cause to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF RONALD W. ALLEN, DOUGLAS N. DAFT, DONALD F. MCHENRY, SAM NUNN, PAUL F. OREFFICE AND JAMES
B. WILLIAMS AS DIRECTORS.

--------------------------------------------------------------------------------

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2003

----------------------------------------------------------------------------------------------
                         RONALD W. ALLEN                       Director since 1991
                         Atlanta, Georgia                      Age 58
(PHOTO) Ronald W. Allen
                         Mr. Allen is a consultant to and advisory Director of Delta Air
                         Lines, Inc., a major U.S. air transportation company. He retired as
                         Delta's Chairman of the Board of Directors, President and Chief
                         Executive Officer in July 1997, and had been its Chairman of the
                         Board of Directors and Chief Executive Officer since 1987. He is a
                         Director of Aaron Rents, Inc.

                         Member of the Executive Committee and the Committee on Directors of
                         the Board of Directors of the Company.
----------------------------------------------------------------------------------------------
                         DONALD F. MCHENRY                     Director since 1981
                         Washington, D.C.                      Age 63
(PHOTO) Donald F. McHenry
                         Mr. McHenry is Distinguished Professor in the Practice of Diplomacy
                         at the School of Foreign Service, Georgetown University, and a
                         principal owner and President of The IRC Group, LLC, a New York City and Washington, D.C. consulting firm. He has held these positions for more than the past five years. He is a Director of AT&T Corporation,
                         FleetBoston Financial Corporation, International Paper Company and
                         SmithKline Beecham plc.

                         Chairman of the Public Issues Review Committee and a member of the
                         Audit Committee and the Committee on Directors of the Board of
                         Directors of the Company.
----------------------------------------------------------------------------------------------
                         SAM NUNN                              Director since 1997
                         Atlanta, Georgia                      Age 61
(PHOTO) Sam Nunn
                         Mr. Nunn has been a partner in the law firm of King & Spalding since
                         January 1997. He served as a member of the United States Senate from
                         1972 through 1996. He is a Director of Dell Computer Corporation,
                         General Electric Company, Internet Security Systems Group, Inc.,
                         National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco
                         Inc. and Total System Services, Inc.

                         Member of the Executive and Finance Committees of the Board of
                         Directors of the Company.
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                         PAUL F. OREFFICE                      Director since 1985
                         Lake Tahoe, Nevada                    Age 72
(PHOTO) Paul F. Oreffice
                         Mr. Oreffice retired as Chairman of the Board of Directors and Chief
                         Executive Officer of The Dow Chemical Company in 1992, which position he had held for more than five years.

                         Member of the Finance Committee and the Compensation Committee
                         (including its Restricted Stock and Stock Option Subcommittees) and
                         the Committee on Directors of the Board of Directors of the Company.
----------------------------------------------------------------------------------------------
                         JAMES B. WILLIAMS                     Director since 1979
                         Atlanta, Georgia                      Age 66
(PHOTO) James B. Williams
                         Mr. Williams retired in March 1998 as Chairman of the Board of
                         Directors and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, which positions he had held for more than the past five years. He continues to serve as a Director and Chairman of the
                         Executive Committee of SunTrust Banks, Inc. and is also a Director of
                         Genuine Parts Company, Georgia-Pacific Corporation, Rollins, Inc. and
                         RPC, Inc.

                         Chairman of the Finance Committee and a member of the Executive
                         Committee of the Board of Directors of the Company.
----------------------------------------------------------------------------------------------
                         NOMINEE FOR ELECTION FOR TERM EXPIRING 2002

----------------------------------------------------------------------------------------------
                         DOUGLAS N. DAFT                       Director since 1999
                         Atlanta, Georgia                      Age 56
(PHOTO) Douglas N. Daft
                         Mr. Daft was elected Chairman of the Board and Chief Executive
                         Officer of the Company on February 17, 2000. He served as President and Chief Operating Officer of the Company from December 5, 1999 until February 17, 2000. He previously served as Senior Vice
                         President of the Company from 1991 until December 5, 1999 and as
                         President of the Middle and Far East Group. That position included management responsibility for the Africa Group and the Schweppes
                         Beverage Division, from October 29, 1999 until December 5, 1999. Mr.
                         Daft has worked in the Company since 1969, and has held various executive positions since 1984.
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

                          INCUMBENT DIRECTORS -- TERM EXPIRING 2001
----------------------------------------------------------------------------------------------
                         HERBERT A. ALLEN                      Director since 1982
                         New York, New York                    Age 59
(PHOTO) Herbert A. Allen
                         Mr. Allen is President, Chief Executive Officer and Managing Director
                         of Allen & Company Incorporated, a privately held investment banking firm, and has held these positions for more than the past five years.

                         Chairman of the Compensation Committee and a member of the Executive and Finance Committees of the Board of Directors of the Company.
----------------------------------------------------------------------------------------------
                         JAMES D. ROBINSON III                 Director since 1975
                         New York, New York                    Age 64
(PHOTO) James D. Robinson III
                         Mr. Robinson is co-founder, Chairman and Chief Executive Officer of
                         RRE Investors, LLC, a private information technology venture investment firm, and a General Partner of RRE Ventures, L.P. He is also Chairman of Violy, Byorum & Partners Holdings, a private firm specializing in financial advisory and investment banking activities in Latin America. He previously served as Chairman and Chief
                         Executive Officer of American Express Company from 1977 to 1993. Mr.
                         Robinson is a Director of Bristol-Myers Squibb Company, First Data
                         Corporation and Concur Technologies, Inc.

                         Chairman of the Committee on Directors and a member of the Public
                         Issues Review Committee of the Board of Directors of the Company.
----------------------------------------------------------------------------------------------
                         PETER V. UEBERROTH                    Director since 1986
                         Newport Beach, California             Age 62
(PHOTO) Peter V. Ueberroth
                         Mr. Ueberroth has been an investor and Managing Director of the
                         Contrarian Group, Inc., a business management company, since 1989. He is a Director of Ambassadors International, Inc. and Hilton Hotels
                         Corporation and serves as Co-Chairman of The Pebble Beach Company.

                         Chairman of the Audit Committee and a member of the Compensation
                         Committee (including its Restricted Stock and Stock Option
                         Subcommittees) of the Board of Directors of the Company.
----------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                                INCUMBENT DIRECTORS -- TERM EXPIRING 2002
---------------------------------------------------------------------------------------------------------
                         CATHLEEN P. BLACK                                 Director since 1993
                         New York, New York                                Age 55
(PHOTO) Cathleen P. Black
                         Ms. Black has been President, Hearst Magazines, a unit of The Hearst
                         Corporation, a major media and communications company, since November 1995, and a Director of The Hearst Corporation since January 1996. Until that time she served as President and Chief Executive Officer of Newspaper Association of
                         America, a newspaper industry organization, since May 1991. She served as a
                         Director of the Company from April 1990 to May 1991, and was again elected as a
                         Director in October 1993. Ms. Black is a Director of International Business
                         Machines Corporation and Women.com Networks, Inc.

                         Member of the Audit and Public Issues Review Committees of the Board of
                         Directors of the Company.
---------------------------------------------------------------------------------------------------------
                         WARREN E. BUFFETT                                 Director since 1989
                         Omaha, Nebraska                                   Age 69
(PHOTO) Warren E. Buffett
                         Mr. Buffett is Chairman of the Board of Directors and Chief Executive Officer of
                         Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. He is also a Director of The
                         Gillette Company and The Washington Post Company.

                         Member of the Audit and Finance Committees of the Board of Directors of the
                         Company.
---------------------------------------------------------------------------------------------------------
                         SUSAN B. KING                                     Director since 1991
                         Durham, North Carolina                            Age 59
(PHOTO) Susan B. King
                         Ms. King has been President of The Leadership Initiative, a support corporation of Duke University, charged with the establishment of undergraduate college leadership programs, since September 1999. From January 1995 until September
                         1999, she served as Leader in Residence, Hart Leadership Program, Sanford
                         Institute of Public Policy, Duke University, a program for the development and advancement of leadership and management skills in the public and private sectors. She was Senior Vice President -- Corporate Affairs of Corning
                         Incorporated from March 1992 through April 1994, and served as President of
                         Corning's Steuben Glass division from 1987 to March 1992. She is a Director of
                         Guidant Corporation.

                         Member of the Compensation Committee (including its Restricted Stock and Stock
                         Option Subcommittees) and the Public Issues Review Committee of the Board of
                         Directors of the Company.
---------------------------------------------------------------------------------------------------------

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     The following table sets forth information regarding beneficial ownership of Common Stock by each Director, our five most highly compensated Executive Officers and our Directors and Executive Officers as a group, all as of February 21, 2000.

                                                 AGGREGATE NUMBER
                                                    OF SHARES                 PERCENT OF
NAME                                            BENEFICIALLY OWNED      OUTSTANDING SHARES(18)
----                                            ------------------      ----------------------
Herbert A. Allen............................        9,214,823(1)                     *
Ronald W. Allen.............................           14,410(2)                     *
Cathleen P. Black...........................           17,778(3)                     *
Warren E. Buffett...........................      200,006,622(4)                   8.1%
Susan B. King...............................           14,231(5)                     *
Donald F. McHenry...........................           30,490(6)                     *
Sam Nunn....................................            4,227(7)                     *
Paul F. Oreffice............................           90,778(8)                     *
James D. Robinson III.......................           18,088(9)                     *
Peter V. Ueberroth..........................           90,956(10)                    *
James B. Williams...........................      105,665,419(11)                  4.3%
M. Douglas Ivester..........................        4,400,120(12)                    *
Douglas N. Daft.............................          978,544(13)                    *
Jack L. Stahl...............................        1,327,687(14)                    *
Joseph R. Gladden, Jr.......................          806,203(15)                    *
James E. Chestnut...........................          476,282(16)                    *
All Directors and Executive Officers as a
  Group (20 Persons)........................      324,678,444(17)                 13.1%

------------

     * Less than 1% of issued and outstanding shares of Company Common Stock.

     (1) Includes 2,347,920 shares owned by Allen & Company Incorporated ("ACI"). Also includes 21,000 shares owned by Allen Capital International L.P., 150,642 shares owned by Allen Capital L.P., each of which is an affiliate of ACI's parent company, 258,938 shares which represent Mr. Allen's children's interests in a partnership and 74,014 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of such shares. Does not include 200,000 shares held by ACI's pension plan, over which he does not have voting or investment power. Also includes 3,178 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (2) Includes 2,000 shares owned by Mr. Allen's wife and 200 shares owned by her children; Mr. Allen has disclaimed beneficial ownership of such shares. Also includes 2,210 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (3) Includes 10,000 shares jointly owned with Ms. Black's husband. Also includes 7,578 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (4) Shares owned indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 31.5% by Mr. Buffett and three trusts of which he is trustee but in which he has no beneficial interest and 2.4% by his wife. Also includes 6,622 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (5) Includes 2,231 share units accrued under Ms. King's account under the Deferred Compensation Plan for Non-Employee Directors.

     (6) Includes 414 shares owned by Mr. McHenry's grandchildren. Also includes 4,448 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (7) Includes 3,227 share units accrued under Mr. Nunn's account under the Deferred Compensation Plan for Non-Employee Directors.

     (8) Includes 1,775 shares owned by Mr. Oreffice's wife. Also includes 7,101 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (9) Does not include 4,617,880 shares owned by three trusts of which Mr. Robinson is a beneficiary. Also includes 6,088 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (10) Includes 22,000 shares owned by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares owned by his wife, 8,000 shares held by a foundation of which he is one of six Directors and 12,000 shares held by an investment trust for his children. Also includes 17,956 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (11) Includes 89,806,654 shares owned by four foundations of which Mr. Williams is, in all cases, one of five trustees, and 15,786,700 shares owned by a foundation of which he is one of three trustees. Also includes 22,065 share units accrued under the Deferred Compensation Plan for Non-Employee Directors.

     (12) Includes 106,037 shares credited to Mr. Ivester's accounts under The Coca-Cola Company Thrift & Investment Plan and one share owned by his wife. Also includes 2,650,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000. Information is as of February 17, 2000.

     (13) Includes 5,069 shares credited to Mr. Daft's accounts under The Coca-Cola Company Thrift & Investment Plan, 200,000 shares which are subject to transfer restrictions and 36,125 shares held by a foundation of which he is sole trustee. Also includes 343,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000. Also includes 239 shares owned by his son and 65,200 shares held by two trusts of which his wife is sole trustee; Mr. Daft has disclaimed beneficial ownership of such shares.

     (14) Includes 39,462 shares credited to Mr. Stahl's accounts under The Coca-Cola Company Thrift & Investment Plan, 406,000 shares which are subject to transfer restrictions, 47,401 shares owned by his wife and 2,882 shares owned by his children. Does not include 3,200 shares owned by a trust of which he is a beneficiary. Also includes 582,500 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000.

     (15) Includes 38 shares credited to Mr. Gladden's accounts under The Coca-Cola Company Thrift & Investment Plan, 320,000 shares which are subject to transfer restrictions and 295 shares owned by one of his children. Also includes 191,361 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000.

     (16) Includes 3,081 shares credited to Mr. Chestnut's accounts under The Coca-Cola Company Thrift & Investment Plan, 147,500 shares which are subject to transfer restrictions, 3,300 shares owned by his wife and 1,983 shares owned by his children. Also includes 289,633 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000.

     (17) Includes 1,372,000 shares which are subject to transfer restrictions and 4,764,270 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 2000. Includes the share units listed in the above footnotes.

     (18) Share units accrued under the Deferred Compensation Plan for Non-Employee Directors and shares which may be acquired upon the exercise of options are not counted as outstanding shares in calculating these percentages.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Executive Officers, Directors and certain persons who own more than ten percent of the Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations

     - to file reports of their ownership of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, and

     - to furnish us with copies of the reports.

     We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 1999 except one. Ralph Cooper timely filed a report in December 1999 reporting several transactions that occurred in November; however, one transaction was inadvertently omitted from that report and was reported by amendment as soon as the omission was identified.

PRINCIPAL SHARE OWNERS

     Set forth in the table below is information as of December 31, 1999 about persons we know to be the beneficial owners of more than five percent of the issued and outstanding Common Stock:

                                           NUMBER OF SHARES
NAME AND ADDRESS                          BENEFICIALLY OWNED   PERCENT OF CLASS
----------------                          ------------------   ----------------
Berkshire Hathaway, Inc.(1)
1440 Kiewit Plaza                             200,000,000           8.1%
Omaha, Nebraska 68131

SunTrust Banks, Inc.(2)
303 Peachtree Street                          150,812,245           6.1%
Atlanta, Georgia 30308

------------

     (1)Berkshire Hathaway Inc., a diversified holding company, has informed the Company that certain of its subsidiaries hold an aggregate of 200,000,000 shares of Common Stock.

The capital stock of Berkshire Hathaway Inc. is beneficially owned 31.5% by Warren E. Buffet and three trusts of which he is a trustee but in which he has no beneficial interest and 2.4% by his wife. All of such shares of the Company are included in the share ownership of Mr. Buffet disclosed in the table of beneficial ownership of securities above.

     (2) SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 1999, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 150,812,245 shares of Common Stock, of which 102,545,749 shares, or 4.15% of the Common Stock, are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. SunTrust Bank, Atlanta owns individually 25,373,952 shares of Common Stock, SunTrust Banks of Georgia, Inc. owns individually 12,212,544 shares of Common Stock and Preferred Surety Corporation, a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust, owns individually 10,680,000 shares of Common Stock as to which SunTrust may be deemed a beneficial owner. Of the shares held in fiduciary or agency capacities, such subsidiaries of SunTrust have sole voting power with respect to 84,701,358 shares, shared voting power with respect to 13,522,922 shares, sole investment power with respect to 55,448,989 shares and shared investment power with respect to 32,702,747 shares. As to the shares described above, SunTrust has further informed the Company that 93,451,264 of such shares, or 3.8% of the Common Stock, are held in various fiduciary and agency capacities by SunTrust Bank, Atlanta, which is a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust.

INFORMATION ABOUT COMMITTEES, MEETINGS AND COMPENSATION OF DIRECTORS

     As called for by our By-Laws, the Board of Directors has established an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Committee on Directors and a Public Issues Review Committee. All committees except the Executive Committee are composed entirely of outside Directors. The Directors' committee memberships are indicated on pages 6 through 9 of this proxy statement.

     The Executive Committee, between meetings of the Board of Directors, may exercise the powers of the Board of Directors except, to the extent prohibited by law, amending the By-Laws, or adopting or recommending to the share owners any matter required by the Delaware General Corporation Law to be submitted to share owners for approval. The Executive Committee met once in 1999.

     The Finance Committee reviews and recommends to the Board of Directors the policies formulated by management with respect to our financial affairs and accounting policies. The Finance Committee has oversight of the budget and all of the financial operations of the Company. The Finance Committee met five times in 1999.

     The Audit Committee recommends to the Board of Directors the engagement of the independent auditors and reviews with the independent auditors the scope and results of the audits, the internal accounting controls and the professional services furnished by the independent auditors. The Audit Committee met three times in 1999.

     The Compensation Committee reviews and approves all salary arrangements and other remuneration for Officers. The Compensation Committee, or its subcommittees, also are responsible for review of certain benefit plans and for administration of the Stock Option Plans, the Long-Term Performance Incentive Plan, the Executive Performance Incentive Plan and the Restricted Stock Award Plans. In 1999, the Compensation Committee met six times, the Stock Option Subcommittee met four times and the Restricted Stock Subcommittee met two times.

     The Committee on Directors recommends to the Board of Directors candidates for election to the Board of Directors. It also reviews matters relating to potential conflicts of interest and Directors' fees and retainers. The Committee on Directors will consider recommendations for nominees for directorships submitted by share owners. Share owners who wish the Committee on Directors to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee on Directors in care of the Secretary of the Company at our principal executive offices. The Committee on Directors met two times in 1999.

     The Public Issues Review Committee reviews our policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public. The Public Issues Review Committee met two times in 1999.

     In 1999, the Board of Directors held six meetings and Committees of the Board of Directors held a total of 19 meetings. Overall attendance at such meetings was 97%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1999.

     Officers who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. During 1999, outside Directors received an annual retainer fee of $125,000, with $50,000 paid in cash and $75,000 accrued in share units to the account of each Director under the Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"). During 1999, outside Directors also received a $1,000 fee for each Board or Committee meeting attended and, where applicable, a $3,000 committee chairman fee.

     The Deferred Compensation Plan provides that outside Directors may elect to defer receipt of all or part of their annual cash retainer fee until date(s) no earlier than the year following the year in which they leave the Board. Under this plan, retainer fees may be deferred in share units or cash. Cash deferrals are credited with interest at the prime lending rate of SunTrust Bank, Atlanta. Share units accrue phantom dividends and appreciate (or depreciate) as would an actual share of Common Stock purchased on the deferral date. After a participant's service as a Director terminates, cash deferrals will be paid in cash, and share unit deferrals will be paid in shares of Common Stock.

     In addition, the Company provides insurance benefits to members of the Board of Directors who are not employees, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. The Company also provides health and dental coverage. Costs for all such benefits for 1999 totaled $41,699.

     In 1999, the Company entered into a one-year agreement with The IRC Group, LLC ("IRC"), a company of which Donald F. McHenry, one of our Directors, is President and a principal owner. Under the agreement, IRC provides consulting services to the Company on international affairs and business activities and is paid $185,000. We expect to use the services of IRC in 2000.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     James B. Williams, one of our Directors, retired as Chairman of the Board and Chief Executive Officer of SunTrust in March 1998, and continues to serve as a Director and Chairman of the Executive Committee of SunTrust. Subsidiary banks of SunTrust engage in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which we paid fees totaling $271,450 in 1999. SunTrust Bank (formerly SunTrust Bank, Atlanta), a subsidiary of SunTrust, has extended a $75 million fixed line of credit, a $200 million variable line of credit and letters of credit to the Company, for which we paid fees totaling $120,791 in 1999. SunTrust Bank also holds equipment leases under which we paid $219,600 in 1999 for the lease of trailers used to haul syrup. A SunTrust subsidiary leases office space in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. The office space was increased during 1999. Our subsidiary acquired that building in 1982 as an incidental part of a much larger transaction. In 1999, our subsidiary was paid $323,800 and it is expected that it will be paid a similar amount in 2000 under the terms of the current lease. In the opinion of management, the terms of such banking and credit arrangements and lease are fair and reasonable and as favorable to the Company and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution.

     Warren E. Buffett, one of our Directors, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc. ("Berkshire Hathaway"). In 1999, the Company paid $290,104 to a Berkshire Hathaway subsidiary for leased office space. That lease terminated December 5, 1999. Berkshire Hathaway also holds a significant equity interest in American Express Company. In 1999, we paid fees for credit card memberships, business travel and other services in the ordinary course of business to subsidiaries of that company. International Dairy Queen ("IDQ") is a wholly owned subsidiary of Berkshire Hathaway. In 1999, IDQ and its subsidiaries made payments to the Company and its subsidiaries in respect of fountain syrup and other products in the ordinary course of business. Also in 1999, IDQ and its subsidiaries received promotional and marketing incentives (such as funding for menu boards bearing the Company's logo) from the Company and its subsidiaries in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway's acquisition of IDQ and is on terms substantially similar to the Company's relationships with other customers.

     Sam Nunn is a partner in the law firm King & Spalding. King & Spalding provided legal services to the Company and its subsidiaries in 1999, and we expect that they will provide services to the Company and its subsidiaries in 2000.

     James D. Robinson III is Chairman of Violy, Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. This firm provided advisory services to the Company and its subsidiaries in 1999 in connection with a transaction for which it received fees totaling $2.485 million plus reimbursement of out-of-pocket expenses.

     See "Information about Committees, Meetings and Compensation of Directors" on pages 13 and 14 and "Compensation Committee Interlocks and Insider Participation" on page 30.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text discuss the compensation paid in 1999, 1998 and 1997 to our Chief Executive Officer and our four other most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                             ------------------------------   --------------------------------------
                                                                            SECURITIES
                                                              RESTRICTED    UNDERLYING
                                                                 STOCK      OPTIONS/SAR      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS(4)     AWARDS(5)     AWARDS(#)    PAYOUTS(7)   COMPENSATION(8)
---------------------------  ----   ----------   ----------   -----------   -----------   ----------   ---------------
M. Douglas Ivester           1999   $1,354,167   $        0   $         0     250,000     $        0     $ 17,819,697(9)
  Former Chairman of the     1998    1,250,000    1,500,000    16,875,000(6)        0        702,000          142,799
  Board and Chief            1997      856,250    2,000,000     8,840,625(6)        0      1,072,855          102,857
  Executive Officer(1)
Douglas N. Daft              1999      459,833            0             0     125,000              0           33,932
  Chairman of the Board      1998      415,250      275,000     2,700,000(6)        0        351,900           33,749
  and Chief Executive        1997      385,000      315,000             0      87,000        440,568           31,941
    Officer(2)
Jack L. Stahl                1999      485,000            0             0     125,000              0           63,566
  President and Chief        1998      465,000      275,000     2,700,000(6)        0        429,300           61,716
  Operating Officer(3)       1997      452,250      315,000             0      87,000        659,547           61,663
Joseph R. Gladden, Jr.       1999      412,916            0             0      62,500              0           24,434
  Executive Vice President   1998      390,000      175,000             0      50,000        261,900           20,442
  and General Counsel        1997      381,833      205,000             0      32,000        421,544           21,443
James E. Chestnut            1999      400,000            0       543,125(6)  117,500              0           25,529
  Executive Vice President   1998      365,000      275,000     2,531,250(6)        0        351,900           28,125
                             1997      338,750      300,000       707,250(6)   55,000        544,968           18,413

------------

     (1) Mr. Ivester retired as Chairman of the Board and Chief Executive Officer of the Company on February 17, 2000.

     (2) Mr. Daft was elected President and Chief Operating Officer of the Company on December 5, 1999. Mr. Daft was elected a Director on December 15, 1999. He was elected Chairman of the Board and Chief Executive Officer on February 17, 2000.

     (3) Mr. Stahl was elected Executive Vice President on January 18, 2000. Previously he was Senior Vice President. Also on February 17, 2000, he was elected as President and Chief Operating Officer.

     (4) No Senior Officer, including the named Executive Officers, received an annual incentive award for 1999. The amounts in the Bonus column for 1998 for Messrs. Ivester, Daft, Stahl and Chestnut were discretionary awards granted by the Compensation Committee in consideration of the contributions of these Executive Officers during 1998. Amounts in that column for 1997 for Messrs. Ivester and Daft included both discretionary awards and awards under the Executive Performance Incentive Plan and for Messrs. Stahl and Chestnut were awards under the Executive Performance Incentive Plan. Under the Executive Performance Incentive Plan approved by share owners of the Company in 1994, cash awards are made to participants based upon the individual's contributions to the improvement of operating results, growth, profitability and efficient operation of the Company. Awards are paid to participants annually during the year following the plan year after certification of performance goals. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, prorated to reflect the number of months a participant was employed in the plan year. No awards were made to any executives under the Executive Performance Incentive Plan for 1998. The amounts in the Bonus column for Mr. Gladden for 1998 and 1997 were awards under the Annual Incentive Performance Plan ("Annual Plan"). The Annual Plan does not cover any executive who is selected to participate in the Executive Performance Incentive Plan. Under the Annual Plan for 1998 and 1997, the Compensation Committee used economic profit growth, unit case volume and personal performance measures to determine awards.

     (5) Share owners should be aware that the Company's restriction periods are significantly longer than those customarily found in restricted stock award plans. For example, restrictions on one named Executive Officer's first award under the 1983 Restricted Stock Award Plan will not lapse, assuming he does not die or become disabled and that no change in control occurs, for a minimum of 22 years and a maximum of 32 years from the date of grant.

     Under the 1983 Restricted Stock Award Plan, restrictions on awards granted through July 1991 to Executive Officers lapse when the recipient retires, becomes disabled or dies, or upon a change in control. Currently, restrictions on awards granted to Executive Officers after July 1991 pursuant to the 1983 Restricted Stock Award Plan, and awards granted pursuant to the 1989 Restricted Stock Award Plan, lapse when the recipient retires at or after age 62 on a date which is at least five years from the award date, becomes disabled or dies, or upon a change in control.

     The shares awarded under these plans have been adjusted, as necessary, to reflect the 2-for-1 stock splits that occurred on May 1, 1996, May 1, 1992 and May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. Under these plans, Mr. Ivester was originally awarded 689,000 shares, which, adjusted for such stock splits, at the end of 1999 aggregated 1,950,000 shares (value at year end equaled $113,587,500, which is 285% of the value at grant dates); Mr. Daft was originally awarded 95,000 shares, which, adjusted for such stock splits, at the end of 1999 aggregated 200,000 shares (value at year end equaled $11,650,000, which is 178% of the value at grant dates); Mr. Stahl was originally awarded 112,000 shares, which, adjusted for such stock splits, at the end of 1999 aggregated 406,000 shares (value at year end equaled $23,649,500, which is 344% of the value at grant dates); Mr. Gladden was originally awarded 40,000 shares, which, adjusted for such stock splits, at the end of 1999 aggregated 320,000 shares (value at year end equaled $18,640,000, which is 755% of the value at grant dates); and Mr. Chestnut was originally awarded 118,500 shares, which, adjusted for such stock splits, at the end of 1999 aggregated 147,500 shares (value at year end equaled $8,591,875, which is 122% of the value at grant dates). The restricted stock was awarded pursuant to the 1983 Restricted Stock Award Plan and the 1989 Restricted Stock Award Plan.

     Dividends on all stock awards are paid at the same rate as paid to all share owners. The 1983 Restricted Stock Award Plan provides for the Company to make cash payments to recipients of awards made under these plans in amounts equal to the recipients' income tax liability on these awards when the restrictions lapse. Receipt of these cash payments also causes recipients to incur income tax liability, but no cash payments are made to the recipients to offset this liability. No cash payments for reimbursement of any income tax liability are provided under the 1989 Restricted Stock Award Plan.

     (6) These restricted stock awards were made pursuant to the 1989 Restricted Stock Award Plan. Thus, as was discussed in footnote 5, all income taxes resulting from these awards are the responsibility of the recipient.

     (7) No awards were made to any participant under the Long-Term Performance Incentive Plan for the three-year period ending December 31, 1999. Includes the entire amount of the awards under the Long-Term Performance Incentive Plan for the three-year periods ending December 31, 1998 and 1997, respectively, although one-half of each such amount is subject to forfeiture if the recipient leaves the employ of the Company prior to December 31, 2001, and December 31, 2000, respectively, except by reason of retirement, death or disability or unless pursuant to a change in control.

     (8) For 1999, includes for Mr. Ivester: $4,800 contributed by the Company to The Coca-Cola Company Thrift & Investment Plan (the "Thrift Plan," described below), $103,323 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan," described below), and $24,433 in above-market interest credited on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP," described below); for Mr. Daft: $4,800 contributed by the Company to the Thrift Plan and $29,132 accrued under the Supplemental Plan; for Mr. Stahl: $4,800 contributed by the Company to the Thrift Plan, $34,333 accrued under the Supplemental Plan, and $24,433 in above-market interest credited on amounts deferred under the CDIP; for Mr.
Gladden: $24,434 in above-market interest credited on amounts deferred under the CDIP; and for Mr. Chestnut: $4,800 contributed by the Company to the Thrift Plan, and $20,729 accrued under the Supplemental Plan.

     The Thrift Plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the Thrift Plan an amount of Company stock equal to 100% of the participant's contributions to the Thrift Plan but not more than 3% of (a) the participant's earnings or (b) $160,000 for 1999, whichever is lower.

     The Supplemental Plan provides a benefit to any eligible individual for whom the 3% matching contribution would otherwise be in excess of the maximum permitted under the Thrift Plan. The difference between the theoretical company matching contribution under the Thrift Plan for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Company Common Stock which would have been purchased for the participant's account in the absence of the IRS limitation on participant earnings of $160,000 for 1999. The value of the accumulated theoretical shares, including dividends, is paid in cash to the individual at termination of employment. A participant will forfeit all rights to future benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment.

     The CDIP permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May 1986 and April 1987. Effective January 1, 1998, the rate was set at 14% per annum. At enrollment, each participant elected a method of distribution either (a) as a level annuity payable from the date of retirement until attainment of age 80, or
(b) split between pre-retirement payments commencing no earlier than 1993 and a level annuity payable from the date of retirement until attainment of age 80. Participants are allowed to make a one-time election to defer the commencement of monthly annuity payments until the earlier of age 65 or death. This election is, generally, only effective if the participant terminates employment at least one year after making the election and after reaching early retirement age under the Company's pension plan. If a participant terminates employment prior to early retirement age, the amounts credited, generally, will be paid out in a lump sum in cash when the participant no longer is an employee of the Company or of any participating subsidiary.

     (9) In addition to the amounts listed in footnote 8, the amount in the All Other Compensation column for Mr. Ivester for 1999 also includes accruals of $17,687,141 made during 1999 regarding those portions of Mr. Ivester's separation arrangement which had not already been reported in prior proxy statements. The arrangement is discussed in greater detail under the heading "Other Compensation Matters" on pages 30 and 31.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------

                                           % OF
                        NUMBER OF         TOTAL
                        SECURITIES       OPTIONS/
                        UNDERLYING         SARS
                       OPTIONS/SARS      GRANTED       EXERCISE OR
                         GRANTED       TO EMPLOYEES    BASE PRICE    EXPIRATION
NAME                       (#)        IN FISCAL YEAR    ($/SHARE)       DATE
----                   ------------   --------------   -----------   ----------
M. Douglas Ivester       250,000(1)        0.9%         $53.40625(1) 10/20/2014
Douglas N. Daft          125,000(1)        0.4%          53.40625(1) 10/20/2014
Jack L. Stahl            125,000(1)        0.4%          53.40625(1) 10/20/2014
Joseph R. Gladden,
 Jr.                      62,500(1)        0.2%          53.40625(1) 10/20/2014
James E. Chestnut        117,500(1)        0.4%          53.40625(1) 10/20/2014


                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                ANNUAL RATES OF STOCK PRICE APPRECIATION
                                       FOR OPTION TERM (15 YEARS)*
                       -----------------------------------------------------------
                                    5%                            10%
                       ----------------------------   ----------------------------
                                                        PRICE
                       PRICE PER      AGGREGATE          PER         AGGREGATE
NAME                     SHARE          VALUE           SHARE          VALUE
----                   ---------   ----------------   ---------   ----------------
M. Douglas Ivester     $111.085    $     14,419,688   $223.2381   $     42,457,963(2)
Douglas N. Daft         111.085           7,209,844    223.2381         21,228,981(2)
Jack L. Stahl           111.085           7,209,844    223.2381         21,228,981(2)
Joseph R. Gladden,
 Jr.                    111.085           3,604,922    223.2381         10,614,491(2)
James E. Chestnut       111.085           6,777,253    223.2381         19,955,242(2)
All Share Owners as a
 Group                 $111.085    $142,557,363,337   $223.2381   $419,752,174,703
Named executives'
 portion of assumed
 value gained by all
 share owners          $111.085               .0003   $223.2381              .0003

------------

     * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Company Common Stock. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value.

      It is important to note that options have value to recipients, including the listed executives, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

     (1) These awards were made pursuant to the 1999 Stock Option Plan. Under this plan, the option price must be not less than 100% of the fair market value of Company Common Stock on the date the option is granted. The fair market value of a share of Company Common Stock is the average of the high and low market prices at which a share of stock was sold on the date of grant. The grants provide stock options may not be exercised during the first twelve months after the date of grant. Thereafter, options vest one-fourth on the first, second, third and fourth anniversaries of the grant date. The plan allows shares of Company Common Stock to be used to satisfy any resulting Federal, state and local tax liabilities, but does not provide for a cash payment by the Company for income taxes payable as a result of the exercise of a stock option award. The 1999 Stock Option Plan is substantially similar to the 1991 Stock Option Plan and the 1987 Stock Option Plan, except that the 1999 Stock Option Plan allows options to remain exercisable for 15 years from the date of grant rather than 10 years. Each plan has provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options.

     (2) Not discounted to present value. Using a discount rate of 11%, which approximates the Company's cost of capital, the present value of the assumed potential realizable value of Mr. Ivester's award is $3,013,777 at a 5% annual rate of stock price appreciation and $8,873,899 at a 10% annual rate of stock price appreciation; of Mr. Daft's award is $1,506,889 at a 5% annual rate of stock price appreciation and $4,436,949 at a 10% annual rate of stock price appreciation; of Mr. Stahl's award is $1,506,889 at a 5% annual rate of stock price appreciation and $4,436,949 at a 10% annual rate of stock price appreciation; of Mr. Gladden's award is $753,444 at a 5% annual rate of stock price appreciation and $2,218,475 at a 10% annual rate of stock price appreciation; and of Mr. Chestnut's award is $1,416,475 at a 5% annual rate of stock price appreciation and $4,170,732 at a 10% annual rate of stock price appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTIONS/SAR VALUES(1)

                                                                                              VALUE OF
                                                                           NUMBER OF         UNEXERCISED
                                                                          SECURITIES        IN-THE-MONEY
                                                                          UNDERLYING       OPTIONS/SARS AT
                                                                          UNEXERCISED     FY-END ($) (BASED
                                                                        OPTIONS/SARS AT     ON $58.25 PER
                                                                          FY-END (#)           SHARE)
                                SHARES ACQUIRED                          EXERCISABLE/       EXERCISABLE/
NAME                              ON EXERCISE       VALUE REALIZED(2)    UNEXERCISABLE      UNEXERCISABLE
----                           ------------------   -----------------   ---------------   -----------------
M. Douglas Ivester                        0                      N/A       2,650,000/       $ 154,362,500/
                                                                                   0                    0
Douglas N. Daft                     120,000          $5,857,187.60(3)        343,500/          20,008,875/
                                                                             139,500            8,125,875
Jack L. Stahl                             0                      N/A         582,500/          33,930,625/
                                                                             139,500            8,125,875
Joseph R. Gladden, Jr.                8,752             340,234.00(4)        191,361/          11,146,759/
                                                                              92,833            5,407,542
James E. Chestnut                    12,000             514,148.40(5)        289,633/          16,871,142/
                                                                             126,667            7,378,333

------------

     (1) The share numbers, and market and exercise prices have been adjusted, as necessary, for the 2-for-1 stock splits that occurred on May 1, 1996, May 1, 1992 and May 1, 1990.

     (2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Company Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

     (3) The exercise price of the stock options were $9.75781 for 80,000 shares and $9.30469 for 40,000 shares. The exercise prices are equal to the fair market value of a share of Company Common Stock on the grant dates, which were April 19, 1990 and March 21, 1990, respectively.

     (4) The exercise price of the stock option was $20.5625, which is equal to the fair market value of a share of Company Common Stock on the grant date, which was April 15, 1992.

     (5) The exercise prices of the stock options were $9.75781 for 3,000 shares and $13.95313 for 9,000 shares. The exercise prices are equal to the fair market value of a share of Company Common Stock on the grant dates, which were April 19, 1990 and April 17, 1991, respectively.

             LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(1)

                                                       PERFORMANCE
                                        NUMBER OF       OR OTHER             ESTIMATED FUTURE PAYOUTS
                                         SHARES,      PERIOD UNTIL     UNDER NON-STOCK PRICE-BASED PLANS(2)
                                         UNITS OR     MATURATION OR   --------------------------------------
NAME                                   OTHER RIGHTS      PAYOUT       THRESHOLD      TARGET        MAXIMUM
----                                   ------------   -------------   ----------   -----------   -----------
M. Douglas Ivester(3)................            0       N/A             N/A          N/A           N/A
Douglas N. Daft......................   $1,389,300       3 years       $347,325    $1,389,300    $2,431,275
Jack L. Stahl........................      834,000       3 years        208,500       834,000     1,459,500
Joseph R. Gladden, Jr................      445,500       3 years        111,375       445,500       779,625
James E. Chestnut....................      531,000       3 years        132,750       531,000       929,250

------------

     (1) Effective January 1, 1982, and as amended and approved in 1994 and 1999 by share owners of the Company, the Company established a Long-Term Performance Incentive Plan. The Compensation Committee, which administers the plan, awards incentive compensation to certain executive and senior officers of the Company. The Committee determines a base for each participant. The base is calculated on the participant's salary grade midpoint and level of responsibility, for a three-year plan period, and the base cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the performance measures selected. Actual awards are determined after the end of the three-year period and range from 0% to 175% of the participant's base. The plan is not based on the price of Company Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-half of each award earned is paid at the close of each three-year performance period. Payment of the other half of each award, the "Contingent Award," is deferred for two years and is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company during such two-year period. The participant is entitled to accrue interest on the Contingent Award during such two-year period, calculated at rates not in excess of prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

     (2) The threshold amount is equal to .25 times the targeted payout, and if actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if special performance targets are achieved. The maximum amount that can be earned is 1.75 times the targeted amount.

     (3) Due to his retirement, Mr. Ivester will not participate in the Long-Term Performance Incentive Plan for the performance period beginning on January 1, 2000.

                               PENSION PLAN TABLE

        ASSUMED AVERAGE
      ANNUAL COMPENSATION                  YEARS OF CREDITED SERVICE WITH THE COMPANY
     FOR FIVE-YEAR PERIOD        --------------------------------------------------------------
     PRECEDING RETIREMENT         15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
     --------------------         --------     --------     --------     --------     --------
           $ 500,000             $  175,000   $  200,000   $  225,000   $  250,000   $  275,000
           1,000,000                350,000      400,000      450,000      500,000      550,000
           1,500,000                525,000      600,000      675,000      750,000      825,000
           2,000,000                700,000      800,000      900,000    1,000,000    1,100,000
           2,500,000                875,000    1,000,000    1,125,000    1,250,000    1,375,000
           3,000,000              1,050,000    1,200,000    1,350,000    1,500,000    1,650,000
           3,500,000              1,225,000    1,400,000    1,575,000    1,750,000    1,925,000
           4,000,000              1,400,000    1,600,000    1,800,000    2,000,000    2,200,000
           4,500,000              1,575,000    1,800,000    2,025,000    2,250,000    2,475,000
           5,000,000              1,750,000    2,000,000    2,250,000    2,500,000    2,750,000

     This table sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan," described below), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan," described below) upon retirement at age 65 or later based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 2000. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

     Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long-Term Performance Incentive Plan are also included in the computation of benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Thrift Plan and Supplemental Plan are not included in the calculation of the named Executive's compensation for purposes of the pension benefit.

     The Retirement Plan is a tax-qualified defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $160,000 for 1999 (the limit set by the Internal Revenue Code of 1986), whichever is lower, times the employee's years of credited service. Age requirements for early retirement and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants.

     The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Internal Revenue Code of 1986. Those limitations in 1999 include a maximum annual benefit at age 65 of $130,000. If a participant terminates employment before early retirement age (for any reason other than death), the participant will forfeit the portion of the Supplemental Plan pension benefit attributable to credited service after December 31, 1993, unless the Compensation Committee of the Board of Directors decides otherwise. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant competes against the Company following termination of employment. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years after a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment.

     The Key Executive Plan provides certain executive and other key senior officers of the Company annually, upon retirement, 20% of the average pay, including awards pursuant to the Long-Term Performance Incentive Plan, for the five highest consecutive years out of the employee's last eleven years of credited service, increased 1% for each year of vested service with the Company up to a maximum of 35 years (i.e., up to 55%). The amount any participant will receive under the Key Executive Plan will be reduced, dollar for dollar, by amounts payable under the Retirement Plan. Eligibility for early retirement benefits under the Key Executive Plan starts when the participant has completed ten years of service with the Company and is 55 years old, or when the participant reaches age 60. Normal retirement benefits may commence when the participant reaches age 65. These vested benefits are payable on termination of employment. If a participant should die prior to retirement, his or her surviving spouse will receive accrued benefits under the Key Executive Plan, less any other survivor income benefits payable under the Retirement Plan. There is also a benefit to a participant's surviving spouse if the participant dies after retirement. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant competes against the Company following termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a chance in control, his or her benefits would be paid in cash in a lump sum. In certain cases, such benefits are calculated assuming continuation of employment to the first date on which the employee would have satisfied the eligibility requirements with assumed increases of 8% per annum in covered compensation. Also in such event, the Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Internal Revenue Code of 1986 attributable to lump sum payments under the Key Executive Plan.

     The respective years of credited service as of December 31, 1999, for the persons named in the Summary Compensation Table are as follows: Mr. Ivester,
20.2 years; Mr. Daft, 23.3 years; Mr. Stahl, 20.5 years; Mr. Gladden, 14.7 years; and Mr. Chestnut, 27.4 years.

     In connection with his retirement, Mr. Ivester entered a separation arrangement with the Company, which is described in the section titled "Other Compensation Matters" on pages 30 and 31. He will receive payments under the Retirement Plan and the Supplemental Plan totaling approximately $58,700 per month. He will not receive full benefits under the Key Executive Plan, and he will receive additional payments from the Company under the separation arrangement.

     The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company and its Subcommittees on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
   THE COCA-COLA COMPANY, S&P 500 INDEX AND FOOD, BEVERAGE AND TOBACCO GROUPS

                                  TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS
                        [PERFORMANCE GRAPH APPEARS HERE]



================================================================================
MEASUREMENT PERIOD        THE COCA-COLA     THE          FOOD,
(FISCAL YEAR ENDING)      COMPANY           S&P 500      BEVERAGE, AND TOBACCO*
--------------------------------------------------------------------------------
12/31/94                  $100              $100         $100
12/31/95                  $146              $137         $141
12/31/96                  $209              $169         $168
12/31/97                  $268              $225         $223
12/31/98                  $271              $289         $248
12/31/99                  $238              $350         $181
--------------------------------------------------------------------------------


     * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

     Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Adolph Coors Company, Coca-Cola Enterprises Inc., PepsiCo, Inc., Whitman Corporation, Archer-Daniels-Midland Company, Bestfoods, Campbell Soup Company, ConAgra, Inc., Dole Food Company, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, McCormick & Company, Incorporated, Nabisco Group Holdings Corp., The Quaker Oats Company, Ralston Purina

Company, Sara Lee Corporation, Tyson Foods, Inc., Wm. Wrigley Jr. Company, Philip Morris Companies Inc., RJ Reynolds Tobacco Holdings and UST Inc.

     The Wall Street Journal periodically changes the companies reported as a part of the Food, Beverage and Tobacco Groups of companies. At the time last year's proxy statement was printed, the Groups excluded RJ Reynolds Tobacco Holdings. That company is included in the Groups this year. Universal Corporation, a company included in the Groups last year, is excluded from the Groups this year. Additionally, Nabisco Holdings Corp. changed its name to Nabisco Group Holdings Corp.

     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1994.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                AND ITS SUBCOMMITTEES ON EXECUTIVE COMPENSATION

     In accordance with rules adopted by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of The Coca-Cola Company and related subcommittees (the "Committees") offer this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

     The Company's primary objective is to maximize share-owner value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Committees is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives.

     There are certain principles to which the Committees adhere in structuring the compensation packages of executive officers. They are as follows:

          Long-Term and At-Risk Focus: The majority of pay for senior executive officers should be composed of long-term, at-risk pay to focus management on the long-term interests of share owners. Less emphasis is placed on base salary, annual incentives and employee benefits.

          Equity Orientations: Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company has established ownership guidelines for executives with consequences for shortfalls.

          Management Development: To support the Board of Directors in fulfilling its responsibility of identifying future business leaders, compensation opportunities should be structured to attract and retain those individuals who can maximize the creation of share-owner value. The compensation structure supports the Company's philosophy of moving potential leaders worldwide, exposing them to many types of markets and operations.

          Competitiveness: The Company emphasizes total compensation opportunities and focuses less attention on the competitive posture of each component of compensation. The development of at-risk pay policies is driven more by Company strategy than by competitive practice. Over time, the level of the Company's competitiveness in compensation opportunities is based heavily on the Company's stock price performance relative to other large companies. In line with this principle, current total compensation competitiveness is targeted in the top quartile of the range of total compensation of a comparator group of companies described in the text section of this report.

          These principles apply to compensation policies for all executive officers, and there is no differentiation in application to officers named in the compensation table, other executive officers or key individuals covered by the executive compensation plans of the Company. Further, the Committees do not follow the principles in a mechanical fashion; rather, the Committees use experience and judgement in determining the mix of compensation for each individual.

          The sections that follow illustrates these principles.

COMPONENTS OF EXECUTIVE COMPENSATION

     The four primary components of executive compensation are:

     - Base Salary
     - Annual Incentives
     - Long-Term Incentives
     - Benefits

     Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, and to cumulatively provide a level of total compensation in the top (fourth) quartile of the range of total compensation offered by a comparator group. The companies selected for compensation of total compensation differ from those included in the Performance Graph in an earlier section of this proxy statement because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared.

     Total compensation comparators are selected by screening large public companies for such performance characteristics as profit growth and return on equity. Those companies exhibiting leadership in the performance measures over sustained periods are selected as benchmarks for the Company's total compensation standards.

     The philosophy underlying each category is discussed herein.

     Base Salary. Base salary for the executive officer group is targeted within the third quartile of the range for the comparator group. Increases in base salary are at competitive levels depending upon performance, time in job, level of pay, participation in other long-term compensation programs and other factors. Increases in base pay are determined by individual performance rather than Company performance, and are based on subjective evaluations of all factors.

     Base salary for Mr. Ivester was increased in mid-1999 to $1,500,000 from $1,250,000. This increase represented the first salary increase for Mr. Ivester in 23 months. The amount of the increase was determined to be competitively appropriate and fell within the upper portion of the Company's guidelines for performance-based base pay adjustments after considering the duration since previous increases. Mr. Ivester's last increase in November 1997 reflected his being named Chairman of the Board.

     Mr. Ivester retired from The Coca-Cola Company, effective February 17, 2000. Effective December 5, 1999, Douglas N. Daft was elected President and Chief Operating

Officer of The Coca-Cola Company and the Board elected Mr. Daft Chairman and Chief Executive Officer on February 17, 2000. Mr. Daft's salary was increased to $750,000 in mid-December to reflect his being named as President.

     With individual variation, base pay for the executive officer group generally falls within the targeted third quartile. Mr. Ivester's base pay fell in the lower portion of the third quartile for comparable positions. Mr. Daft's salary fell in the second quartile for comparable positions.

     Annual Incentives. The Company has maintained the Annual Performance Incentive Plan, and adopted the Executive Performance Incentive Plan effective January 1, 1994. Executive officers may be selected for participation in either, but not both, of these plans. For those executive officers participating in the Executive Performance Incentive Plan, the Compensation Committee reserves the right to grant discretionary bonuses based on subjective evaluation of each executive officer's individual performance. Each plan is described below.

          Annual Performance Incentive Plan. Target annual incentives are established for certain key executives, including participating executive officers. The actual award is based on profit and volume performance, as well as personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards may be granted. Generally, economic profit growth and unit case volume increases are weighted higher than personal performance, but the weightings may be adjusted to take into account unusual circumstances. Opportunities are targeted within the third quartile of the range of the comparator group.

          Executive Performance Incentive Plan. This plan was approved by share owners in 1999. The Committees may approve some or all of the executive officers for participation in this plan each year, and executive officers selected for participation are not eligible for participation in the Annual Performance Incentive Plan. Target annual incentives are established for each approved executive officer. The award is based on earnings per share gain, unit case volume increases and change in share of soft drink sales, and may be greater or less than the target annual incentive set under this plan. Nearly 95% of the award is determined from equal weightings on volume growth and earnings per share, with the remaining amount determined by market share change. Payments from this plan are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Internal Revenue Code of 1986. Opportunities are targeted within the third quartile of the range of the comparator group.

          No senior officer received an annual incentive award for 1999.

     Long-Term Incentives. Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers, including stock options, restricted stock and long-term incentive plans with cash awards. In any given year, an executive officer may be offered participation in a single plan or in a combination of plans.

     As framed by the guiding principles listed earlier, the Company targets a level of total compensation for executive officers in the top (fourth) quartile of the comparator group range. Because base salary and annual incentives are targeted within the third quartile, the compensation focus for executive officers is clearly on long-term incentives. The scope of long-term incentive opportunities targeted for each executive officer is determined first by the differences between the desired level of total compensation and the combined amount of base salary, employee benefits and annual incentives. The actual long-term incentive amount is influenced by both individual and Company performance.

     Factors which influence decisions regarding what form of long-term incentives to grant to a particular executive officer include individual performance, tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility. These subjective criteria are used for determining grant type of all executive officers.

     In keeping with the principles set forth at the beginning of this report, in 1996 the Compensation Committee established stock ownership guidelines for officers and key employees of the Company. The guidelines for stock ownership range from stock worth two to eight times base salary, depending on job level, and are particularly aggressive compared to guidelines set by other companies. Only stock purchased by the individual is considered for purposes of meeting the ownership guidelines. Stock granted as matching contributions in the Thrift Plan or as restricted stock is not considered in measuring compliance with the guidelines. Penalties in the form of reduced future option grants may be applied to those who do not meet the guidelines within five years of becoming covered by the guidelines.

     Each form of long-term incentive is discussed below.

          Restricted Stock. The Restricted Stock Award Plans are designed to focus executives, including executive officers, on the long-term performance of the Company for the duration of their careers. Contrary to competitive practice, grants of restricted shares are subject to forfeiture until retirement, death, disability or a change in control. In addition, grants made after July 1991 are forfeited if separation from the Company occurs before age 62 and before five years have elapsed from the date of the grant. These features result in the Company's ability to retain, throughout their entire careers, those individuals who are key to the creation of share-owner value.

          Neither Mr. Ivester nor Mr. Daft received a restricted stock award in 1999. Executive officers, as a group, received 15,000 shares of restricted stock in 1999.

          Stock Options. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates in value from the date the options are granted.

          Approximately 9,800 employees received option grants in 1999. The number of persons eligible to receive options continues to expand. As recently as 1992, stock options were granted to only 1,900 employees.

          In 1999, Mr. Ivester received a stock option award of 250,000 shares. Mr. Daft received a 1999 stock option award of 100,000 shares. Grants made by comparator companies for similar positions were a factor in determining the grant levels for each officer.

          Long-Term Performance Incentive Plan. The Long-Term Performance Incentive Plan is a three-year performance plan. The plan as amended and approved by share owners in 1999 includes the following performance measures: unit case volume growth, growth in economic profit, operating profit margin and share of sales and provides that the Committee may, at the beginning of a performance period, designate two or more of such measures to apply in calculating long-term incentive awards for such period. The Compensation Committee believes that these factors are the key contributors, over time, to the creation of share-owner value. Below a threshold level of performance, no awards can be earned. Restrictions are attached on one-half of any award earned for two years after the end of the performance period. The role of this plan is to maintain executive focus on the drivers of the business at all times, regardless of periodic distortions in the capital markets caused by external factors.

          Neither Mr. Ivester nor Mr. Daft earned an award for the performance period ended December 31, 1999. Actual growth in unit case volume and economic profit for the three-year period determined the level of payout, and economic profit performance fell below the minimum of the range, therefore yielding no payout for the performance period to plan participants.

     Benefits. Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     Tax Compliance Policy. A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, including the removal of positive discretion in the determination of individual rewards, compensation may be excluded from consideration of the $1 million limit. The policy of the Committees related to this Act is to establish and maintain a compensation program which maximizes the creation of long-term share-owner value.

     In 1994, share owners approved the Executive Performance Incentive Plan and a revised Long-Term Performance Incentive Plan, both of which meet the conditions necessary for exclusion from consideration of non-deductibility. Both plans were reapproved by share owners in 1999 and the Company's Stock Option Plans meet the necessary conditions, evidencing the intent of the Committees to comply with this Act. It must be noted, however, that the Committees are obligated to the Board and the share owners of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committees will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners.

     Separation Agreement. Mr. Ivester indicated his intention to resign from his position as Chairman and Chief Executive Officer on December 5, 1999. In order to promote a smooth transition to new leadership, the Board of Directors persuaded Mr. Ivester to remain for an appropriate transition period. In exchange for this commitment, and in anticipation of the Company's use of Mr. Ivester on an ongoing basis as a consultant as well as to recognize Mr. Ivester's long and loyal service to The Coca-Cola Company, the Committee and its Subcommittees approved a package of benefits for Mr. Ivester.

     The terms of the package provided to Mr. Ivester by the Committees are described on pages 30 and 31 under "Other Compensation Matters."

     Subcommittees. Based on requirements of various tax and securities rules and regulations, two subcommittees of the Compensation Committee (the Restricted Stock Subcommittee and the Stock Option Subcommittee) met and took action in 1999.

     Summary. The Committees believe the executive compensation policies and programs described in this report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share-owner expectations. The Committees caution that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share-owner expectations.

                                          Herbert A. Allen, Chairman
                                          Susan B. King
                                          Paul F. Oreffice
                                          Peter V. Ueberroth

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company is composed entirely of the four outside Directors named as signatories to the Compensation Committee report above, as was the case during fiscal 1999. Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the CEO, other Executive Officers or the Company, other than his or her directorship.

     Herbert A. Allen, who serves as Chairman of the Compensation Committee of the Company's Board of Directors, is President, Chief Executive Officer and a Managing Director of Allen & Company Incorporated ("ACI") and a principal share owner of ACI's parent. ACI has leased and subleased office space since 1977 in the building located at 711 Fifth Avenue, New York, New York. A subsidiary of the Company acquired that building in 1982 as an incidental part of a much larger transaction. The current lease, as modified from time to time, was entered into in 1985. In 1999, ACI paid approximately $2.4 million under the lease and it is expected that ACI will pay a similar amount in 2000 under the terms of the current lease. In the opinion of management, the terms of the lease, as modified, are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

                           OTHER COMPENSATION MATTERS

     In connection with Mr. Ivester's retirement as a Director, Chairman of the Board and Chief Executive Officer and his agreement to remain for a transition period after December 5, 1999, the Board of Directors negotiated and the Compensation Committee approved a separation arrangement with Mr. Ivester. As amended during the transition process, the arrangement provides that Mr. Ivester is to receive the following benefits: (a) the following benefits that other employees who are retiring in the current realignment are also receiving: immediate vesting of the options granted in October 1999, which vesting includes waiver of the grant provision that such options must be held one year before termination of employment; modification of the exercise period of such options so that the exercise period will be the exercise period provided in the option grant (rather than a short period applicable in the case of termination of employment); release of restrictions on all shares previously awarded under the 1983 Restricted Stock Award Plan; release of restrictions on one-half of the shares awarded under the 1989 Restricted Stock Award

Plan; addition of three years to age and years of service under the Retirement Plan and the Supplemental Plan; continued retiree medical coverage for himself and his spouse during their lifetimes; eligibility for the Company's matching gifts program; payments of deferred amounts, plus interest, from the Long-Term Incentive Plan for the periods 1995-1997 and 1996-1998; and (b) the following additional benefits: payments of $1,500,000 in February 2000, 2001 and 2002 in lieu of any amounts that may have been payable under the annual and long-term incentive plans through and including 2002; in addition to amounts to be paid under Company retirement plans, beginning March 2000 through and including the month when Mr. Ivester reaches age 55 in March 2002, monthly payments of approximately $66,300; in addition to amounts to be paid under Company retirement plans, beginning April 2002 and continuing for the lifetime of Mr. Ivester and his wife, monthly payments of approximately $56,300 per month; release of the restrictions on the remaining one-half of the shares awarded to Mr. Ivester under the 1989 Restricted Stock Award Plan; title to his Company automobile, mobile telephones, laptop computer and the like; and until May 1, 2001, suitable office space and secretarial services, maintenance of home security systems and club dues for existing clubs. Further Mr. Ivester and the Committee agreed that he will provide consulting services to the Company from 2002 through and including 2007 for an annual payment of $675,000.

                           CERTAIN INVESTEE COMPANIES

     The Company and its subsidiaries together currently hold approximately 40.31% of the issued and outstanding shares of Coca-Cola Enterprises Inc. ("Enterprises"), and approximately 50.5% of the issued and outstanding shares of Coca-Cola Beverages plc ("Beverages"). We call Enterprises and Beverages the "Investee Companies" in this proxy statement.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE INVESTEE COMPANIES

     James B. Williams, one of our Directors, retired as Chairman of the Board and Chief Executive Officer of SunTrust in March 1998, and continues to serve as a Director and Chairman of the Executive Committee of SunTrust. Subsidiary banks of SunTrust engaged in ordinary course of business banking transactions in 1999, and are expected to engage in similar transactions in 2000, with Enterprises and its subsidiaries, including the making of loans on customary terms. Fees for those transactions of approximately $831,000 were paid in 1999.

     Warren E. Buffett, one of our Directors, is Chairman of the Board of Directors, Chief Executive Officer and a major share owner of Berkshire Hathaway Inc., which company holds a significant equity interest in American Express Company. Enterprises and Beverages paid fees to American Express Company for credit card memberships, business travel and other services in the ordinary course of business to subsidiaries of that company. International Dairy Queen ("IDQ") is a wholly owned subsidiary of Berkshire Hathaway. In 1999, IDQ and its subsidiaries made payments to Enterprises in respect of products and services in the ordinary course of business.

OWNERSHIP OF SECURITIES IN THE INVESTEE COMPANIES

     The following table sets forth information regarding ownership of the stock of the Investee Companies, if any, by the Directors, our five most highly compensated Executive Officers and the Directors and Executive Officers as a group, all as of February 22, 2000.

                                                      AGGREGATE NUMBER     PERCENT OF
                                                         OF SHARES         OUTSTANDING
NAME                               COMPANY           BENEFICIALLY OWNED     SHARES(8)
----                               -------           ------------------    -----------
Herbert A. Allen..........  Coca-Cola Enterprises             5,068,500(1)    1.21%
                            Coca-Cola Beverages                 500,000(2)       *
Donald F. McHenry.........  Coca-Cola Enterprises                 1,011          *
Peter V. Ueberroth........  Coca-Cola Enterprises                 3,066(3)       *
M. Douglas Ivester........  Coca-Cola Enterprises                53,392(4)       *
                            Coca-Cola Beverages                   3,125          *
Douglas N. Daft...........  Coca-Cola Beverages                   4,520          *
Jack L. Stahl.............  Coca-Cola Enterprises                 3,000          *
                            Coca-Cola Beverages                   3,906          *
Joseph R. Gladden, Jr.....  Coca-Cola Enterprises                 8,219(5)       *
James E. Chestnut.........  Coca-Cola Beverages                   1,337          *
                            Coca-Cola Enterprises                 3,247(6)       *
All Directors and
  Executive Officers as a
  Group (20 Persons)......  Coca-Cola Enterprises             5,140,432(7)    1.23%
                            Coca-Cola Beverages                 512,888          *

------------

     * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

     (1) Includes 4,696,500 shares owned by Allen & Company Incorporated ("ACI"). Also includes 300,000 shares held by Allen Capital, L.P., an affiliate of ACI's parent company; 45,000 shares held by Allen Capital International L.P., an affiliate of ACI's parent company; and 27,000 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of all such shares. Does not include 105,000 shares held by ACI's pension plan over which Mr. Allen does not have voting or investment power.

     (2) Shares are owned by Allen SmallCap Partners, an affiliate of ACI; Mr. Allen has disclaimed beneficial ownership of such shares.

     (3) Shares are owned by a trust of which Mr. Ueberroth is one of two trustees.

     (4) Includes 630 shares jointly owned with Mr. Ivester's parents and 10,012 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation. Also includes 2,388 shares owned by his wife and 255 shares jointly owned by his wife and his mother-in-law; Mr. Ivester has disclaimed beneficial ownership of such shares.

     (5) Includes 2,974 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation. Also includes 4,245 shares which may be acquired upon the exercise of options which are presently exercisable on or before April 30, 2000.

     (6) Includes 2,247 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation.

     (7) Includes the shares which may be acquired upon the exercise of currently exercisable options and the phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation listed in the above footnotes.

     (8) Phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation and shares which may be acquired upon the exercise of options are not counted as outstanding in calculating these percentages.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 2)

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2000, subject to ratification of the appointment by the share owners. Ernst & Young has served as the Company's independent auditors for many years and is considered by management to be well qualified.

     We have been advised by Ernst & Young that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

     One or more representatives of Ernst & Young will be present at this year's Annual Meeting of Share Owners. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young, the Board of Directors will reconsider the appointment.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                      FOR
 THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                            PROPOSALS OF SHAREOWNERS

                               ITEMS 3 THROUGH 5

     The following three proposals were submitted by share owners. If the share-owner proponent, or a representative who is qualified under state law, is present and submits his or her proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we include the share-owner proposals plus any supporting statement exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponents and material provided by the Company, we have put a box around material provided by the proponents.

SHARE-OWNER PROPOSAL ON COMPENSATION INSTRUMENTS (ITEM 3)

     Mary F. Morse, trustee under the Mary F. Morse Family Trust, of 212 Highland Avenue, Morrestown, New Jersey 08507, owner of 200 shares of The Coca-Cola Company Common Stock, submitted the following proposal.

-------------------------------------------------------------------------------

     I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts", which overpay a person no longer satisfactory to the Company, just to leave!

     This does not include any programs for employees.

REASONS:

     Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

     Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

     Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

     Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

     "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

     After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

     Please vote "YES" for this proposal,

                                          Thank you,

                                          Mary F. Morse, Trustee
-------------------------------------------------------------------------------

STATEMENT AGAINST SHARE-OWNER PROPOSAL ON COMPENSATION INSTRUMENTS

     We believe the proposal is contrary to sound compensation practices and thus is not in the best interests of the share owners.

     It is the Company's policy to pay favorably, but not excessively, in comparison to other successful companies. To eliminate all but cash salary of executives from executive pay would result in undercompensation which would make it easy for other companies to raid the Company's talent.

     A competitive compensation package is essential to developing and retaining a management team with the skills and capabilities required by our Company and essential to recruiting and retaining those with management potential. The Coca-Cola Company has historically developed strong and experienced leaders within its business. The depth of leadership and management talent is one of the Company's key strengths.

     A total compensation approach which is composed solely of base pay would leave all executive compensation unrelated to performance as measured against business goals and objectives. The removal of restricted stock and options as part of the total compensation package could serve to eliminate management's focus on share-owner value.

     The proposal calls for the Company to eliminate stock appreciation rights. However, it should be noted that the Company does not grant stock appreciation rights to executives. The Company's stock option programs provide that options are granted at fair market value and that no repricing is permitted without share-owner approval.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                    AGAINST
                   THE PROPOSAL ON COMPENSATION INSTRUMENTS.

SHARE-OWNER PROPOSAL ON GENETIC ENGINEERING (ITEM 4)

     William C. Wardlaw III of 6704 Allegheny Avenue, Takoma Park, Maryland 20912, owner through trusts of 2,020,682 shares of The Coca-Cola Company Common Stock; Sisters of the Holy Spirit and Mary Immaculate of Holy Spirit Convent of 301 Yucca Street, San Antonio, Texas 78203, owner of 500 shares of The Coca-Cola Company Common Stock; and Christus Health of 2600 North Loop West, Houston, Texas 77092, owner of 30,600 shares of The Coca-Cola Company Common Stock, submitted the following proposal as co-proponents:

-------------------------------------------------------------------------------

WHEREAS:

International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

- Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products;
- In the UK, three fast-food giants -- McDonald's, Burger King, and Kentucky Fried Chicken -- are eliminating GE soya and corn ingredients from their menus;
- Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;
- Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

- The U. S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;
- As early as 1989, scientists reported that GE foods may pose risks to human health;
- Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant. When plants are genetically engineered to resist predators, the plant defense systems may involve the synthesis of natural carcinogens, and may pose a public health risk;
- In 1998, research showed that Bt crops are building up Bt toxins in the soil;
- In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.

In the U.S., we have a long tradition of citizens' "Right to Know"; an expression of this includes the current laws requiring nutritional labeling of foods;

A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;

GE crops may incorporate genes that are allergens or from animal species. Individuals can not avoid them for health or religious reasons unless they are labeled; The European Union requires labeling of GE foods, as will Japan, New Zealand, and Australia.

RESOLVED: Shareholders request the Board of Directors to adopt a policy of removing genetically engineered crops, organisms, or products thereof from all products sold or manufactured by the company, where feasible, until long-term safety testing has shown that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders by August 2000.

                              SUPPORTING STATEMENT

We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

-------------------------------------------------------------------------------

STATEMENT AGAINST SHARE-OWNER PROPOSAL ON GENETIC ENGINEERING

     We believe the proposal is not in the best interests of the share owners for the reasons explained below.

     The Coca-Cola Company has been a leading proponent of the purity and safety of food and beverage products for more than a century. From the beginning, Coca-Cola made its name as a product of unquestioned safety and quality. These values remain as our top priorities today.

     To honor those values, The Coca-Cola Company has a firm policy of using only ingredients that have been thoroughly evaluated for safety and accepted for use in food products by all appropriate regulatory authorities. This policy applies not only in the United States, but everywhere we do business.

     We recognize the views of those who oppose genetic engineering in agriculture, and respect their right to hold such views. We are continually monitoring this field closely ourselves.

     What we have learned of agricultural biotechnology - in the U.S. and elsewhere - leads us to believe that these new crop varieties do not alter the safety or quality of our products in any way. We believe strongly that the best course is to follow the policies and direction set by food-safety regulators in the various markets we serve.

     Where we use high fructose corn syrup (HFCS), some suppliers combine biotech corn with traditional varieties to produce the HFCS, we use as sweetener in a number of our products in some parts of the world. HFCS is a highly refined carbohydrate, and materials that may be produced as a result of biotechnology are removed as the raw corn is made into HFCS. Thus, attempting to stamp our products as containing "biotech" or "non-biotech" HFCS would be misleading. At the same time, in much of the world, completely segregated corn supplies are not even available in large quantities. Under these circumstances labeling would not be feasible, and might be inaccurate.

     We take our lead from national and international food-safety and regulatory authorities, and we support their efforts to take whatever steps are necessary, based on sound scientific principles, to assure that any new food technology is safe for consumers and the environment. This proposal would require our Company to depart from that time-honored policy, and would result in labeling that would be misleading to consumers.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                    AGAINST
                      THE PROPOSAL ON GENETIC ENGINEERING.

SHARE-OWNER PROPOSAL ON REFILLABLE CONTAINERS (ITEM 5)

     Patricia C. Waring Swift of 2738 Chain Bridge Road, N.W., Washington, D.C. 20016, owner of 200 shares of The Coca-Cola Company Common Stock, submitted the following proposal:

-------------------------------------------------------------------------------

     "In developing countries with per capita income of less than $5,000 or others that do not have an effective and comprehensive municipal trash collection and disposal system, the Coca-Cola Company shall, in its activities and through companies in which it has an ownership interest, promote the retention and development of bottle deposit systems and laws, and cease any efforts to replace existing deposit and return systems with one-way containers."

-------------------------------------------------------------------------------

STATEMENT AGAINST SHARE-OWNER PROPOSAL ON REFILLABLE CONTAINERS

     We believe the proposal is not in the best interests of the share owners for the reasons explained below.

     The Coca-Cola Company and our bottlers have long strived to be responsible corporate citizens in each of the nearly 200 countries in which the Coca-Cola system operates. For decades, the Coca-Cola system has been at the cutting edge of progressive environmental programs and policies and continues to be at the forefront of solid waste management issues. We take great pride in this record.

     By aggressive recycling, the use of new technologies and package redesign, the Company has consistently and dramatically reduced the amount of raw materials used in its packaging. Over the last few decades, the Company has reduced the raw materials used in cans by 41%, in glass bottles by 43%, and in plastic bottles by 21%. Less packaging means less solid waste. Soft drink containers from all sources now typically account for less than 1% of municipal solid waste.

     Soft drink containers are the most recycled packaging in the world. The Coca-Cola system's commitment to recycling is evidenced by its purchase of more than $5 billion of recycled materials and supplies each year. Even though our system's packaging is a very small part of the total solid waste stream, we work vigorously to help solve solid waste issues by joining with community groups on environmental education, litter abatement and reduction, recycling collection and market development efforts. The Company's participation in such efforts as South Africa's Collect a Can Program, the Brazilian Business Commitment for Recycling, the International Coastal Cleanup, Keep America Beautiful, Keep Australia Beautiful and other similar programs is illustrative of our support for successful litter abatement and solid waste management solutions at the local level.

     It is important to note that it is the bottler who makes the final decisions on which packages will be used in their markets. For the most part, bottlers are independent businesses. The Company controls only a small portion of its bottler system and therefore cannot dictate local package choice, nor would it make good business sense for the Company to make those decisions for the bottler. Packaging development and use evolves in reaction to local consumer need and demands, along with innovation and competition. However, the Company and its bottlers do work together to ensure responsible corporate citizenship, taking into account environmental concerns as well as consumer demand, costs, logistics, etc. In many developing countries, refillable containers are the predominant package for our products. In Peru, for example, refillable containers make up almost 80% of the packaging in use. Refillable systems will continue to be a major portion of our packaging mix in local jurisdictions where consumer preference, high return rates, and local economic factors dictate.

     The Board does not believe this proposal will add anything to the multiple positive initiatives already underway and could constrain the Company unnecessarily in continuing to deliver responsible solutions, directly and through its bottler network, to local communities worldwide. Therefore, the Board believes this proposal is not in the best interests of its share owners.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                    AGAINST
                     THE PROPOSAL ON REFILLABLE CONTAINERS.

                            EXPENSES OF SOLICITATION

     We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for an estimated fee of $25,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Our Directors and Officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

               PROPOSALS OF SHARE OWNERS FOR 2001 ANNUAL MEETING

     We must receive proposals of share owners intended to be presented at the 2001 Annual Meeting of Share Owners on or before November 6, 2000, in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These proposals should be sent to our Corporate Secretary by fax to 404-676-8409 or by mail to the Office of the Secretary, P.O. Box 1734, NAT 2616, Atlanta, Georgia 30301-1734 or by e-mail to sshaw@na.ko.com.

     According to our By-Laws, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order and shall not be acted upon unless

     - specifically described in our notice to all share owners of the meeting and the matters to be acted upon thereat, or

     - the proposal shall have been submitted in writing to the Chairman of the Board of Directors in care of the Office of the Secretary at the above fax number or mailing address or e-mail address and received at our principal executive offices at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share-owner action.

                               OTHER INFORMATION

     Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Share Owners, which may properly come before the meeting or other matters incident to the conduct of the meeting.

     As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                      SUSAN E. SHAW
                                      Secretary

Atlanta, Georgia
March 3, 2000

                            ------------------------

     THE 1999 ANNUAL REPORT TO SHARE OWNERS INCLUDES OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999. WE HAVE MAILED THE 1999 ANNUAL REPORT TO ALL SHARE OWNERS. THE 1999 ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                            ------------------------

                                 (Recycle Logo)

                           Printed on Recycled Paper

PROXY

                          (THE COCA-COLA COMPANY LOGO)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF THE COCA-COLA COMPANY


The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Susan B. King, James D. Robinson III and Peter V. Ueberroth, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs (a) Merrill Lynch Trust Company, FSB, Trustee under The Coca-Cola Company Thrift & Investment Plan, and/or (b) Banco Santander De Puerto Rico, Inc., Trustee under the Caribbean Refrescos, Inc. Thrift Plan, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2000 Annual Meeting of Share Owners to be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 19, 2000, at 9:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein. THE PROXIES, IN THEIR DISCRETION, ARE FURTHER AUTHORIZED TO VOTE (X) FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, (Y) ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Election of Directors:
  Nominees (terms expiring in 2003):
      01. Ronald W. Allen, 02. Donald F. McHenry, 03. Sam Nunn, 04. Paul F. Oreffice and 05. James B. Williams

  Nominee (term expiring in 2002):
         06. Douglas N. Daft

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


             ANNUAL MEETING OF SHARE OWNERS OF THE COCA-COLA COMPANY

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ON THE REVERSE OR TO USE OUR TELEPHONE OR INTERNET VOTING SYSTEM.

           FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE

--------------------------------------------------------------------------------
   COMMENTS



--------------------------------------------------------------------------------

                                                   (ADMISSION TICKET ON REVERSE)
                  (BRING THE ADMISSION TICKET WITH YOU IF ATTENDING THE MEETING)

DIRECTIONS TO THE PLAYHOUSE THEATRE:

From Baltimore, the Delaware Memorial Bridge or downstate Delaware:

         Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue." From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

From Commodore Barry Bridge (New Jersey), or Philadelphia on I-95 South, or I-476 (The Blue Route), or Route 202 (if traveling Route 202, follow Route 202 to intersection with I-95 South):

         Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). Follow exit road (11th Street) to intersection with Delaware Avenue marked "52 South, Business District." At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3, 4 AND 5.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

                 FOR  WITHHELD                             FOR  AGAINST ABSTAIN
1. Election of   [ ]    [ ]     2. Ratification of the      [ ]    [ ]     [ ]
   Directors                       appointment of Ernst &
   (See reverse)                   Young LLP as Independent
                                   Auditors

For, except vote withheld from the following nominee(s):

-------------------------------

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4 AND 5.
--------------------------------------------------------------------------------

                                   FOR    AGAINST  ABSTAIN
3.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Compensation
    Instruments

4.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Genetic
    Engineering

5.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Refillable
    Containers

--------------------------------------------------------------------------------

              SPECIAL ACTION
              ---------------
              Mark here to discontinue Annual          Mark here
              Report mailing for this account          if you plan
              (for multiple-account holders only) [ ]  to attend
                                                       the Annual
                                                       Meeting  [ ]

              ------------------------------------------------------------------

                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                               -------------------------------------------------

                               -------------------------------------------------
                               SIGNATURE(S)                                 DATE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


Dear Share Owner:

The Coca-Cola Company encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number which is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.

1.     To vote over the Internet:
       -- Log on to the Internet and go to the web site http://www.eproxyvote.com/ko

2.     To vote over the telephone:
       -- On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
          24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------
                           (BRING THIS TICKET WITH YOU IF ATTENDING THE MEETING)


                                                 ADMISSION TICKET

                                                 ANNUAL MEETING OF SHARE OWNERS
                                                 OF THE COCA-COLA COMPANY

                                                 WEDNESDAY, APRIL 19, 2000
                                                 9:00 A.M., LOCAL TIME
                                                 THE PLAYHOUSE THEATRE
                                                 DU PONT BUILDING
                                                 10TH AND MARKET STREETS
                                                 WILMINGTON, DELAWARE

PROXY


                          (THE COCA-COLA COMPANY LOGO)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF THE COCA-COLA COMPANY

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Susan B. King, James D. Robinson III and Peter V. Ueberroth, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs Putnam Fiduciary Trust Company, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, The Lancing Matched Employee Savings and Investment Plan, The Coca-Cola Bottling Company of New York, Inc. Savings Plan for Southern New England, Central States Coca-Cola Bottling Company 401(k) Plan for St. Louis Bargaining Employees to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2000 Annual Meeting of Share Owners to be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 19, 2000, at 9:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein. THE PROXIES, IN THEIR DISCRETION, ARE FURTHER AUTHORIZED TO VOTE (X) FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, (Y) ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2000 ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Election of Directors:
  Nominees (terms expiring in 2003):
    01. Ronald W. Allen, 02. Donald F. McHenry, 03. Sam Nunn, 04. Paul F. Oreffice and 05. James B. Williams

  Nominee (term expiring in 2002):
       06. Douglas N. Daft

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


             ANNUAL MEETING OF SHARE OWNERS OF THE COCA-COLA COMPANY

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ON THE REVERSE OR TO USE OUR TELEPHONE OR INTERNET VOTING SYSTEM.

           FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE

--------------------------------------------------------------------------------
   COMMENTS



--------------------------------------------------------------------------------

                                                   (ADMISSION TICKET ON REVERSE)
                  (BRING THE ADMISSION TICKET WITH YOU IF ATTENDING THE MEETING)

DIRECTIONS TO THE PLAYHOUSE THEATRE:

From Baltimore, the Delaware Memorial Bridge or downstate Delaware:

         Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue." From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

From Commodore Barry Bridge (New Jersey), or Philadelphia on I-95 South, or I-476 (The Blue Route), or Route 202 (if traveling Route 202, follow Route 202 to intersection with I-95 South):

         Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). Follow exit road (11th Street) to intersection with Delaware Avenue marked "52 South, Business District." At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3, 4 AND 5.

--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

                 FOR  WITHHELD                              FOR  AGAINST ABSTAIN
1. Election of   [ ]    [ ]     2. Ratification of the      [ ]    [ ]     [ ]
   Directors                       appointment of Ernst &
   (See reverse)                   Young LLP as Independent
                                   Auditors

For, except vote withheld from the following nominee(s):

-------------------------------

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4 AND 5.
--------------------------------------------------------------------------------

                                   FOR    AGAINST  ABSTAIN
3.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Compensation
    Instruments

4.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Genetic
    Engineering

5.  Approval of Share-Owner         [ ]      [ ]      [ ]
    Proposal on Refillable
    Containers

--------------------------------------------------------------------------------

              SPECIAL ACTION
              ---------------
              Mark here to discontinue Annual          Mark here
              Report mailing for this Account          if you plan
              (for multiple-account holders only) [ ]  to attend
                                                       the Annual
                                                       Meeting  [ ]

              ------------------------------------------------------------------

                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                               -------------------------------------------------

                               -------------------------------------------------
                               SIGNATURE(S)                                 DATE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


Dear Share Owner:

The Coca-Cola Company encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number which is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.

1.     To vote over the Internet:
       -- Log on to the Internet and go to the web site http://www.eproxyvote.com/ko

2.     To vote over the telephone:
       -- On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
          24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
--------------------------------------------------------------------------------
                           (BRING THIS TICKET WITH YOU IF ATTENDING THE MEETING)


                                                 ADMISSION TICKET

                                                 ANNUAL MEETING OF SHARE OWNERS
                                                 OF THE COCA-COLA COMPANY

                                                 WEDNESDAY, APRIL 19, 2000
                                                 9:00 A.M., LOCAL TIME
                                                 THE PLAYHOUSE THEATRE
                                                 DU PONT BUILDING
                                                 10TH AND MARKET STREETS
                                                 WILMINGTON, DELAWARE